ENGAGEMENT TERM SHEET

This Engagement Term Sheet sets out the principal terms on which Elys Game Technology, Corp. (the “Company”) will engage Philippe Blanc (the “Advisor”). Capitalized terms used in this Engagement Term Sheet will have the respective meanings as set out in Schedule “C”.

Services:

Independent advisory services to support our program/initiative related to Internal Control Enhancement initiatives through the supply of services to support the setting, implementation, and management of the group's planning and control processes, with particular reference to the Italian business of the group.

This is a part-time position reporting to the Executive Chairman of the Company.

Control: Service Period:

Advisor shall have the right to control and determine the time, place, methods, manner and means of performing his duties. The amount of time devoted by the Advisor will be generally within Advisor’s control and will not exceed 110 days per year.

2 years commencing on July 1, 2021 and ending on June 30, 2023 subject to extension for successive period(s) of 1 year on mutual agreement of the Advisor and the Company.

Total Compensation:

Total Compensation per annum is €105,000, and will be paid according to the following schedule~~:~~

- €70,000 in January 2022, €35,000 in May 2022;

- staring from July 2022 until June 2023 €8,750 per month;

In addition, due to continuous engagement with the Company the common stock purchase options first issued to the Advisor as director fees on October 1, 2020 will continue until fully vested (i.e. October 1, 2021) in accordance with the vesting schedule set out on the form of grant.

Compensation for any other position into Group subsidiaries will be defined separately between the Company and the Advisor.

Expenses:	Advisor will be reimbursed for actual, reasonable and customary expenses incurred by the Advisor in performing his duties.
Termination:	Unless this Engagement is terminated for Cause or for Good Reason, this Engagement cannot be terminated prior to the end of the Service Period.

Effect of Termination

If this Engagement is terminated for Cause no further Compensation is payable after the Termination Date.

If this Engagement is terminated for Good Reason, the Advisor will be paid the lower of 12 months of Compensation or the Compensation due until the end of the Service Period.

Non Competition and Non Solicitation:	The Advisor will be subject to non competition and non solicitation obligations as set out in Schedule “B”.
Definitive Agreement:	This Engagement Term Sheet is a binding agreement between the Company and the Advisor

DATED as of the 1st day of July, 2021.

ELYS GAME TECHNOLOGY, CORP.

/s/ Michele Ciavarella
Name: Michele Ciavarella
Title: Executive Chairman

/s/ Phillippe Blanc
Witness	PHILIPPE BLANC

SCHEDULE “B”

Non competition and Non solicitation.

(a)	The Advisor agrees and acknowledges that, in connection with his service with the Company, he has been and will continue to be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the Company and its Affiliates. The Advisor further acknowledges and agrees that, given the nature of this information and trade secrets, it is likely that such information and trade secrets would inevitably be used or revealed, either directly or indirectly, in any subsequent service with a Competitive Business in any position comparable to the position he will hold with the Company under this Engagement. Accordingly, in consideration of his service with the Company pursuant to this Engagement, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Advisor agrees that, while he is in the employ of the Company and for one (1) year after the date that the Advisor ceases to be an Advisor of the Company, Advisor will not, without the prior written consent of Company, for his own account or jointly with another, for or on behalf of any person, as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, Advisor, consultant, sales representative or otherwise:
(i)	provide services the same as or substantially similar to those Advisor provided while employed by Company to any business engaged, or which he reasonably knows is undertaking to become engaged, in a business that is in competition with the Business of the Company or its Affiliates (a “Competitive Business”) in any jurisdiction in the world where the Company does business; provided that Advisor may purchase or otherwise acquire up to (but not in excess of) 2% of any class of securities of any Person, including a Competitive Business (but without otherwise participating in the activities of such Person), if such securities are listed on any national or regional securities exchange;
(ii)	directly or indirectly solicit, or assist in the solicitation of, any Person or entity to whom the Company or any Affiliate sold or licensed or provided any products or services on, or during the two (2) year period prior to, the date of termination of service, and with whom the Advisor had contact with, solicited, provided services for, received services from, or gained substantive knowledge of during the six (6) months immediately prior to the Advisor’s last day of service, for the purpose of obtaining the patronage of such Person for the purchase of any competitive products or services;
(iii)	directly or indirectly solicit, interfere with, disturb, or attempt to solicit, interfere with or disturb, directly or indirectly, the relationship (contractual or otherwise) with any Person who is, as of the date of termination of service, or was within two (2) years prior to the date of termination of service, a supplier of the Company or any Affiliate, including any actively sought prospective supplier of the Company or any Affiliate, and with whom the Advisor had contact with, solicited, provided services for, received services from, or gained substantive knowledge of during the six (6) months immediately prior to the Advisor’s last day of service, for the purpose of inducing such supplier to cease doing business with the Company or any Affiliate; or
(iv)	directly or indirectly recruit, solicit, encourage, or assist in the solicitation of, for the purpose of offering service to or hiring, any Person employed by the Company or any Affiliate (as an Advisor, independent contractor or otherwise) unless, prior to any such solicitation, such person is no longer employed or engaged by the Company or any Affiliate.

(b)	The parties agree that the relevant public policy aspects of covenants not to compete and not to solicit have been discussed, and that every effort has been made to limit the restrictions placed upon the Advisor to those that are reasonable and necessary to protect the Company’s legitimate interests. The Advisor acknowledges that, based upon his education, experience, and training, these non-compete and non-solicit provisions will not prevent him from earning a livelihood and supporting himself and his family during the relevant time period. The Advisor further acknowledges that a narrower geographic limitation on the restrictive covenants than that set forth above would not adequately protect the Company’s legitimate business interests.
(c)	If any provision of this Section, or the application of such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court or other tribunal of competent jurisdiction, such provision will, without any actions on the part of the parties to this Engagement, be modified to the least extent necessary to cause such provision to conform to the law as determined by such court or other tribunal, and such invalidity, illegality or unenforceability will not affect any other provision of this Engagement.
(d)	The restrictions contained in this Section are necessary for the protection of the business, goodwill and Confidential Information of the Company and its Affiliates and are considered by the Advisor to be reasonable for such purposes. The Advisor agrees that any material breach of this Section will cause the Company and its Affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief, cease any severance payments being made to the Advisor, and/or recover severance payments already made.
(e)	The existence of a claim, charge, or cause of action by the Advisor against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants.
(f)	The provisions of this Section shall survive termination of this Engagement and apply regardless of the reason for the termination of the Advisor’s service.

SCHEDULE “C”

Definitions

(a)	“Affiliate”: with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” has the meaning correlative to the foregoing. With respect to any natural Person, “Affiliate” will include such Person’s parents, any descendants of such Person’s parents, the parents of such Person’s spouse and any descendants of the parents of such Person’s spouse (in each case, whether by blood, adoption or marriage).
(b)	“Board”: the Board of Directors of the Company.
(c)	“Business”: the business as conducted by the Company and its Affiliates includes the providing of leisure betting technology software and services and the retail distribution and sales of leisure betting products such as sports bets, lotto tickets, virtual sports bets, online poker and casino products through both physical land-based retail locations as well as online channels through websites and mobile devices.
(d)	“Cause”: (i) the continued failure by Advisor to perform his duties, after reasonable notice and an opportunity to cure is given by the Company which specifically sets forth the factual basis for the Company’s belief that Advisor has not substantially performed his duties; (ii) the conviction of Advisor of any felony or the plea by Advisor of nolo contendere to any felony or offense evidencing moral turpitude; (iii) Advisor directly or on behalf of another Person, receiving a benefit relating to the Company or its subsidiaries or its funds, properties, opportunities or other assets that the Board considers to be in violation of a policy of the Company, applicable law, or constituting fraud, embezzlement or misappropriation; (iv) the failure by Advisor to comply with any written policy of the Company made available to Advisor after reasonable notice and an opportunity to cure; (v) Advisor’s misstatement of the financial records of the Company or its subsidiaries or complicit actions in respect thereof; (vi) the breach by Advisor of any of the terms of this Engagement; or (vi) Advisor’s disparaging the Company, its subsidiaries or its executives, or engaging in any conduct that would tend to harm their reputation.
(e)	“Change of Control” : the sale of all or substantially all the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Company in one or more related transactions and that results in a change in governance of the Company in effect as of the Effective Date of this Engagement.
(f)	“Commencement Date”: July 1, 2021.
(g)	“Disability”: means a physical or mental incapacity upon the determination by a licensed medical doctor practicing as a specialist in the area to which the alleged disability relates that is satisfactory to the Company, the result of which Advisor becomes unable to engage in any substantial gainful activity that is either expected to result in death or has lasted or is expected to last for a continuous period of at least 12 months. The Board’s determination, in its sole discretion, as to whether a Disability exists, and the initial date of Disability shall be final and binding upon the parties.

(h)	“Good Reason”: means (i) a material adverse change to Advisor’s positions, titles, offices, or duties except, in such case, in connection with the termination of Engagement for Cause or due to Disability, death or expiration of the Service Period; (ii) a decrease in the Total Compensation payable; (iii) a requirement that on a continuing basis Advisor reports to anyone other than the Executive Chairman of the Company; provided that Advisor may be required to report to the Board through the Chairman or Executive Chairman or another Board member who is not an executive officer of the Company; (iv) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Engagement; and (v) any Change of Control.
(i)	“Proceeding”: any action, suit, or proceeding whether civil, criminal, administrative, or investigative.
(j)	“Termination Date”: the date on which the agreement between the Company and the Advisor terminates.